Exhibit 10.8

August 31, 2007

Richard M. Altieri, CPA

7 Huntingdon Road

Lynnfield, MA 01940

Dear Richard:

I am pleased to offer you the position of Chief Financial Officer at TissueLink Medical, Inc. with a start date of Tuesday, September 4, 2007, and reporting to Joe Army, President and CEO.

Your rate of pay will be $225,000 annually, payable semi-monthly. It is anticipated that you will receive 728,000 TissueLink Medical, Inc. Non-Qualified Stock Options at fair market value, subject to approval by the Board of Directors and pursuant to the TissueLink 1999 Amended and Restated Stock Incentive Plan. In addition, you will be eligible to participate in the annual bonus plan with an opportunity to earn on a pro rated basis (based on the number of hours worked, and your start date), up to 20% of your base salary and up to 35,000 stock options, based on performance against a combination of company and personal milestones.

Payroll and other human resources management services will be provided through Administaff. Administaff is a Professional Employment Organization contracted by TissueLink to perform selected employer responsibilities on our behalf. As a result of TissueLink’s arrangement with Administaff, Administaff will be considered your employer of record for payroll, benefits and other functions involving employer related administration, including your new hire enrollment processing. However, as TissueLink is the company for which you will perform services, we will retain the right to control and direct your work, and the manner and the means by which your work is accomplished. As is customary with all TissueLink employees, your first 3 months with the company will be considered a probationary period to ensure a fit for both you and TissueLink. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time.

Upon your first day of work, you will be required to complete a W-4 Form for taxes; an I-9 Form documenting your eligibility to work; and a Confidentiality Agreement. In accordance with standard TissueLink policy, this offer is contingent upon the successful completion of a background and professional reference check by TLM, your completing and executing the offer of employment, Confidentiality agreement and standard new employee documents. In addition, all TissueLink employees are required to carry a valid driver’s license and to own car insurance equal to that required by law.

I am looking forward to your joining the team and contributing to this exciting venture. You may indicate your acceptance of this offer by signing the acknowledgement below and returning it to Bonnie Shufelt, Human Resource Assistant by Saturday, September 1, 2007 at which time this offer expires if not previously accepted.

Sincerely,

Joseph F. Army
President and CEO

Enclosure

I accept the above terms as stated:

/s/ Richard M. Altieri
Richard M. Altieri, CPA	Date: 8/31/07